Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

November 17, 2016

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL YEAR-END RESULTS

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $57 million (negative $0.54 per diluted share) from operating revenues of $1.6 billion for its fiscal year ended September 30, 2016, compared to net income of $420 million(1) ($3.85 per diluted share) from operating revenues of $3.2 billion for its prior fiscal year ended September 30, 2015.  Included in net income (loss) per diluted share for fiscal 2016 and fiscal 2015 are approximately $0.54 and $0.86, respectively, in after-tax income related to a combination of select items as described in a separate section of this press release.  Select items, among others, include long-term contract early termination compensation, lawsuit settlement charges, losses from the impairment of a position in the Company’s portfolio of marketable securities, and abandonment charges.

Net loss for the fourth fiscal quarter of 2016 was $73 million (negative $0.68 per diluted share) from operating revenues of $332 million.  Included in net loss per diluted share corresponding to this year’s fourth fiscal quarter are approximately $0.35 in after-tax losses related to a combination of select items as described in a separate section of this press release.

President and CEO John Lindsay commented, “It is good to deliver better than expected quarterly operational results in the midst of an improving U.S. land market.  Our goal is to safely provide performance driven drilling services, and as we think about the future, it is helpful to properly frame where the Company is today.

“Our AC drive FlexRig®* fleet is positioned to take market share in a strong or moderate U.S. land market recovery.  We are uniquely leveraged to provide E&P companies the rig of choice, particularly those drilling more challenging horizontal wells.  The design of our FlexRig fleet allows for a broad range of rig upgrades providing a family of solutions for our customers.

“An example of H&P’s industry leading capability is our current fleet of AC drive FlexRigs that have 7,500 psi circulating systems and multi-well pad drilling capability.  These rigs meet the general criteria of what some industry followers have identified as ‘super-spec’ rigs, which is a subset of AC drive rigs with 1,500 horsepower drawworks ratings.   We have approximately 80 of these rigs in our U.S. land fleet, and if demand remains high we could upgrade additional FlexRigs and have approximately 120 of these rigs by the end of our 2017 second fiscal quarter.  The current industry capacity for additional super-spec rigs appears to be limited, which positions H&P very well for future expansion in this space.  In the event of a significant market improvement for

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November 17, 2016

super-spec rigs, we have the capability of providing a total of approximately 270 rigs to the market without requiring new build rigs, by solely relying upon upgrades where needed to our current FlexRig3 and FlexRig5 fleet.

“In addition to having what we strongly believe is the best fleet for the more technically challenging shale wells, we have the people, the systems and the operational support structures to drive top performance and reliability for our customers.  We have accumulated more than 1,800 rig years of AC drive operational experience.  Our expertise designing, building and now upgrading the fleet provides great optionality for the customer and has resulted in H&P having the largest and most capable fleet of AC drive rigs in the industry.  We remain committed to further expand our competitive advantages through technology and the scale of our operations in order to continue to add value to our customers and shareholders.”

Operating Segment Results

Segment operating loss for the Company’s U.S. land operations was $70 million for the fourth quarter of fiscal 2016, compared with segment operating income of $34 million for last year’s fourth fiscal quarter and $26 million for this year’s third fiscal quarter.  As compared to the third quarter of fiscal 2016, the decrease in segment operating income was primarily attributable to a decline in early termination revenues and to charges of $38.1 million for abandonments (non-cash) related to the decommissioning of used drilling equipment, $18.8 million for an accrued lawsuit settlement liability, and $4.5 million corresponding to an adjustment (non-cash) to the self-insurance reserve for worker’s compensation claims.  The abandonment charge is included with depreciation and the other two charges are included in direct operating expenses in the segment during the fourth quarter.  The number of quarterly revenue days increased sequentially by approximately 6% to 7,955 days.  Excluding the impact of $10,790 and $3,744 per day of revenues from early contract terminations during the third and fourth fiscal quarters, respectively, the average rig revenue per day decreased sequentially by $280 to $24,404.  Excluding the impact of $363 per day of employee severance expense during the third fiscal quarter and of $2,923 per day of lawsuit settlement and self-insurance reserve charges during the fourth quarter, the average rig expense per day decreased sequentially by $91 to $13,326.  Thus, the corresponding average rig margin per day decreased sequentially by $189 to $11,078.  Rig utilization for the segment was 25% for this year’s fourth fiscal quarter, compared with 43% and 24% for last year’s fourth fiscal quarter and this year’s third fiscal quarter, respectively.  At September 30, 2016, the Company’s U.S. land segment had approximately 95 contracted rigs generating revenue (including 72 under long-term contracts) and 253 idle rigs.  The 95 contracted rigs included 91 rigs generating revenue days.

Segment operating income for the Company’s offshore operations was $2.6 million for the fourth quarter of fiscal 2016, compared with $12.6 million(1) for last year’s fourth fiscal quarter and $2.1 million for this year’s third fiscal quarter.  The sequential increase in operating income was attributable to a higher average rig margin per day and a slight increase in revenue days in the fourth quarter of fiscal 2016.  Excluding the impact of $1,236 per day of employee severance expense during the third fiscal quarter and of $752 per day corresponding to an adjustment to a self-insurance reserve for worker’s compensation claims during the fourth quarter, the average rig margin per day

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November 17, 2016

increased sequentially from $7,981 to $9,070, and quarterly revenue days increased from 637 days to 644 days during the fourth fiscal quarter.

The Company’s international land operations reported segment operating loss of $0.2 million for this year’s fourth fiscal quarter, compared with an operating loss of $47.2 million(1) for last year’s fourth fiscal quarter and an operating loss of $5.0 million for this year’s third fiscal quarter.  The sequential improvement in operating results was attributable to a higher average daily rig margin and an increase in rig revenue days. Excluding the impact of $924 per day of employee severance expense during the third fiscal quarter, the average rig margin per day increased sequentially from $9,461 to $10,619 during the fourth fiscal quarter.  The number of quarterly revenue days increased sequentially by approximately 8% to 1,372 days.

Drilling Operations Outlook for the First Quarter of Fiscal 2017

In the U.S. land segment, the Company expects revenue days (activity) to increase by roughly 20% during the first fiscal quarter of 2017 as compared to the fourth fiscal quarter of 2016.  Excluding any impact from early termination revenue, the average rig revenue per day is expected to be roughly $23,500, and the average rig expense per day is expected to be roughly $14,200.  As of today, the U.S. land segment has approximately 105 contracted rigs that are generating revenue (including 72 under term contracts) and 243 idle rigs.  The 105 contracted rigs include 102 rigs generating revenue days.

In the offshore segment, the Company expects revenue days to be unchanged during the first fiscal quarter of 2017 as compared to the fourth fiscal quarter of 2016.  The average rig margin per day is expected to be approximately $11,250 during the first quarter of fiscal 2017.

In the international land segment, the Company expects revenue days to decrease by approximately 5% during the first fiscal quarter of 2017 as compared to the fourth fiscal quarter of 2016.  Excluding any impact from early termination revenue, the average rig margin per day is expected to be roughly $8,000 during the first quarter of fiscal 2017.

Capital Expenditures and Other Estimates for Fiscal 2017

The Company’s capital expenditures for fiscal 2017 are expected to be roughly $200 million.  Depreciation expense is expected to decrease to approximately $525 million, and general and administrative expenses are expected to decrease to approximately $140 million for fiscal 2017.

Select Items Included in Net Income (or Loss) per Diluted Share

Included in net loss per diluted share for fiscal 2016 are select items totaling approximately $0.54 in after-tax income comprised of the following:  $1.29 of after-tax income from long-term contract early termination compensation from customers (which favorably impacted net income by approximately $139 million); $0.06 of after-tax gains related to the sale of used drilling equipment; $0.03 of after-tax losses related to an adjustment to the self-insurance reserve for worker’s compensation claims; $0.04 of after-tax losses from impairment charges related to used drilling equipment; $0.04 of after-tax losses in general and administrative expenses from employer 401K plan

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November 17, 2016

matching contributions related to employee work force reductions; $0.05 of after-tax losses from employee severance expense; $0.05 of after-tax losses related to currency exchange losses; $0.11 of after-tax losses from accrued charges related to a lawsuit settlement agreement; $0.15 of after-tax losses from the impairment of a position in the Company’s portfolio of marketable securities; $0.23 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment; $0.04 of losses from discontinued operations; and a negative impact of $0.07 related to adjustments to the Internal Revenue Code Section 199 deduction for domestic production activities.

Included in net income per diluted share for fiscal 2015 are select items totaling approximately $0.86 in after-tax income comprised of the following:  $1.30 of after-tax income from long-term contract early termination compensation from customers (which favorably impacted net income by approximately $141 million); $0.07 of after-tax gains related to the sale of used drilling equipment; $0.03 of after-tax losses related to an allowance for doubtful accounts; $0.23 of after-tax losses from impairment charges for certain (SCR) land rigs; and $0.25 of after-tax losses from abandonment charges related to the decommissioning of certain (SCR) land rigs and other used drilling equipment.

Included in net loss per diluted share corresponding to the fourth quarter of fiscal 2016 are select items totaling approximately $0.35 in after-tax losses comprised of the following:  $0.18 of after-tax income from long-term contract early termination compensation from customers; $0.01 of after-tax gains related to the sale of used drilling equipment; $0.03 of after-tax losses related to an adjustment to the self-insurance reserve for worker’s compensation claims; $0.11 of after-tax losses from accrued charges related to a lawsuit settlement agreement; $0.15 of after-tax losses from the impairment of a position in the Company’s portfolio of marketable securities; $0.23 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment; and a negative impact of $0.02 related to adjustments to the Internal Revenue Code Section 199 deduction for domestic production activities.

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of November 17, 2016, the Company’s existing fleet includes 348 land rigs in the U.S., 38 international land rigs, and nine offshore platform rigs.  In addition, the Company is scheduled to deliver two new H&P-designed and operated FlexRigs during the calendar year, both under long-term contracts with customers.  Upon completion of these commitments, the Company’s global fleet is expected to have a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking

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November 17, 2016

statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of  Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

(1) Value(s) adjusted due to previously announced elimination of legacy one-month lag period between the Company’s U.S. fiscal year and its foreign subsidiaries’ fiscal years. The footnoted item(s) in this release now reflects the period-specific effects of this change.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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November 17, 2016

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
CONSOLIDATED STATEMENTS OF	June 30	September 30		September 30
OPERATIONS	2016	2016	2015	2016	2015
			(As adjusted)		(As adjusted)
Operating Revenues:
Drilling — U.S. Land	$285,028	$238,346	$420,393	$1,242,462	$2,523,518
Drilling — Offshore	30,492	31,904	52,280	138,601	241,666
Drilling — International Land	47,983	58,365	78,069	229,894	382,331
Other	2,983	3,093	3,058	13,275	14,187
	$366,486	$331,708	$553,800	$1,624,232	$3,161,702

Operating costs and expenses:
Operating costs, excluding depreciation	186,146	214,404	326,274	898,805	1,703,476
Depreciation	138,690	176,251	174,594	598,587	608,039
Asset impairment charge	6,250	—	39,242	6,250	39,242
General and administrative	46,496	33,802	37,728	146,183	134,712
Research and development	2,707	2,328	3,760	10,269	16,104
Income from asset sales	(547)	(2,076)	(3,015)	(9,896)	(11,834)
	379,742	424,709	578,583	1,650,198	2,489,739

Operating income (loss)	(13,256)	(93,001)	(24,783)	(25,966)	671,963

Other income (expense):
Interest and dividend income	778	856	1,393	3,166	5,840
Interest expense	(6,407)	(6,261)	(5,697)	(22,913)	(15,023)
Loss on investment securities	—	(25,989)	—	(25,989)	—
Other	534	(1,891)	(989)	(965)	(901)
	(5,095)	(33,285)	(5,293)	(46,701)	(10,084)
Income (loss) from continuing operations before income taxes	(18,351)	(126,286)	(30,076)	(72,667)	661,879
Income tax provision	2,842	(53,417)	(2,486)	(19,677)	241,405
Income (loss) from continuing operations	(21,193)	(72,869)	(27,590)	(52,990)	420,474

Income (loss) from discontinued operations, before income taxes	2,193	119	(6)	2,360	(124)
Income tax provision	2,200	85	—	6,198	77
Income (loss) from discontinued operations	(7)	34	(6)	(3,838)	(47)

NET INCOME (LOSS)	$(21,200)	$(72,835)	$(27,596)	$(56,828)	$420,427

Basic earnings per common share:
Income (loss) from continuing operations	$(0.20)	$(0.68)	$(0.26)	$(0.50)	$3.88
Loss from discontinued operations	$—	$—	$—	$(0.04)	$—

Net income (loss)	$(0.20)	$(0.68)	$(0.26)	$(0.54)	$3.88

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
CONSOLIDATED STATEMENTS OF	June 30	September 30		September 30
OPERATIONS	2016	2016	2015	2016	2015
			(As adjusted)		(As adjusted)
Diluted earnings per common share:
Income (loss) from continuing operations	$(0.20)	$(0.68)	$(0.26)	$(0.50)	$3.85
Loss from discontinued operations	$—	$—	$—	$(0.04)	$—

Net income	$(0.20)	$(0.68)	$(0.26)	$(0.54)	$3.85

Weighted average shares outstanding:
Basic	108,047	108,070	107,740	107,996	107,754
Diluted	108,047	108,070	107,740	107,996	108,570

Effective October 1, 2015, the Company eliminated a legacy one-month lag period between its U.S. fiscal year and its foreign subsidiaries’ fiscal years.  As required, the elimination of the one-month lag has been applied retrospectively to all periods presented herein.

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	September 30	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2016	2015
		(As Adjusted)
ASSETS
Cash and cash equivalents	$905,561	$729,384
Short term investments	44,148	45,543
Other current assets	622,913	656,170
Current assets of discontinued operations	64	8,097
Total current assets	1,572,686	1,439,194
Investments	84,955	104,354
Net property, plant, and equipment	5,144,733	5,563,170
Other assets	29,645	40,524
TOTAL ASSETS	$6,832,019	$7,147,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$330,061	$344,820
Current liabilities of discontinued operations	59	3,377
Total current liabilities	330,120	348,197
Non-current liabilities	1,445,237	1,406,036
Non-current liabilities of discontinued operations	3,890	4,720
Long-term notes payable	491,847	492,443
Total shareholders’ equity	4,560,925	4,895,846

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,832,019	$7,147,242

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Years Ended
	September 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2016	2015
		(As Adjusted)

OPERATING ACTIVITIES:
Net income (loss)	$(56,828)	$420,427
Adjustment for loss from discontinued operations	3,838	47
Income (loss) from continuing operations	(52,990)	420,474
Depreciation	598,587	608,039
Asset impairment charge	6,250	39,242
Loss on investment securities	25,989	—
Changes in assets and liabilities	156,957	338,217
Gain on sale of assets	(9,896)	(11,834)
Other	28,653	34,483
Net cash provided by operating activities from continuing operations	753,550	1,428,621
Net cash provided by (used in) operating activities from discontinued operations	47	(47)
Net cash provided by operating activities	753,597	1,428,574

INVESTING ACTIVITIES:
Capital expenditures	(257,169)	(1,131,445)
Purchase of short-term investments	(57,276)	(45,607)
Proceeds from sale of short-term investments	58,381	—
Proceeds from sale of assets	21,845	22,643
Net cash used in investing activities	(234,219)	(1,154,409)

FINANCING ACTIVITIES:
Proceeds from senior notes, net of discount and debt issuance costs	(1,111)	491,651
Proceeds from short-term debt	—	1,002
Payments on short-term debt	—	(1,002)
Payments on long-term debt	(40,000)	(40,000)
Dividends paid	(300,152)	(298,367)
Repurchase of common stock	—	(59,654)
Exercise of stock options	1,040	2,650
Tax withholdings related to net share settlements of restricted stock	(3,912)	(5,140)
Excess tax benefit from stock-based compensation	934	3,772
Net cash provided by (used in) financing activities	(343,201)	94,912

Net increase in cash and cash equivalents	176,177	369,077
Cash and cash equivalents, beginning of period	729,384	360,307
Cash and cash equivalents, end of period	$905,561	$729,384

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	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2016	2016	2015	2016	2015
			(As adjusted)		(As adjusted)
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$285,028	$238,346	$420,393	$1,242,462	$2,523,518
Direct operating expenses	122,694	143,681	219,700	603,800	1,254,424
General and administrative expense	14,221	11,267	15,984	50,057	50,769
Depreciation	116,061	153,135	151,056	508,237	519,950
Asset impairment charge	6,250	—	—	6,250	—
Segment operating income (loss)	$25,802	$(69,737)	$33,653	$74,118	$698,375

Revenue days	7,483	7,955	13,490	36,984	75,866
Average rig revenue per day	$35,474	$28,148	$28,700	$31,369	$30,211
Average rig expense per day	$13,780	$16,249	$13,823	$14,117	$13,483
Average rig margin per day	$21,694	$11,899	$14,877	$17,252	$16,728
Rig utilization	24%	25%	43%	30%	62%

OFFSHORE OPERATIONS
Revenues	$30,492	$31,904	$52,280	$138,601	$241,666
Direct operating expenses	24,249	25,376	35,738	106,983	158,488
General and administrative expense	975	790	1,049	3,464	3,517
Depreciation	3,184	3,184	2,877	12,495	11,659
Segment operating income	$2,084	$2,554	$12,616	$15,659	$68,002

Revenue days	637	644	736	2,708	3,067
Average rig revenue per day	$25,568	$26,608	$31,422	$26,973	$44,125
Average rig expense per day	$18,823	$18,290	$18,126	$19,381	$27,246
Average rig margin per day	$6,745	$8,318	$13,296	$7,592	$16,879
Rig utilization	78%	78%	89%	82%	93%

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	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2016	2016	2015	2016	2015
			(As adjusted)		(As adjusted)
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$47,983	$58,365	$78,069	$229,894	$382,331
Direct operating expenses	38,230	43,618	69,784	183,969	289,700
General and administrative expense	772	532	892	2,909	3,148
Depreciation	13,972	14,377	15,383	57,102	57,334
Asset impairment change	—	—	39,242	—	39,242
Segment operating loss	(4,991)	$(162)	$(47,232)	$(14,086)	$(7,093)

Revenue days	1,274	1,372	1,608	5,364	7,284
Average rig revenue per day	$34,693	$38,061	$43,660	$39,044	$47,352
Average rig expense per day	$26,156	$27,442	$38,659	$28,638	$34,848
Average rig margin per day	$8,537	$10,619	$5,001	$10,406	$12,504
Rig utilization	37%	39%	45%	39%	51%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$19,593	$14,422	$33,225	$82,337	$231,528
Offshore Operations	$5,270	$5,451	$11,710	$23,138	$33,254
International Land Operations	$3,784	$6,142	$7,863	$20,458	$37,420

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Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
	2016	2016	2015	2016	2015
			(As adjusted)		(As adjusted)
Operating income (loss)
U.S. Land	$25,802	$(69,737)	$33,653	$74,118	$698,375
Offshore	2,084	2,554	12,616	15,659	68,002
International Land	(4,991)	(162)	(47,232)	(14,086)	(7,093)
Other	(2,186)	(2,652)	(3,471)	(7,491)	(10,911)
Segment operating income (loss)	$20,709	$(69,997)	$(4,434)	$68,200	$748,373
Corporate general and administrative	(30,528)	(21,213)	(19,803)	(89,753)	(77,278)
Other depreciation	(4,456)	(4,276)	(3,803)	(16,313)	(15,077)
Inter-segment elimination	472	409	242	2,004	4,111
Income from asset sales	547	2,076	3,015	9,896	11,834
Operating income (loss)	$(13,256)	$(93,001)	$(24,783)	$(25,966)	$671,963

Other income (expense):
Interest and dividend income	778	856	1,393	3,166	5,840
Interest expense	(6,407)	(6,261)	(5,697)	(22,913)	(15,023)
Loss on investment securities	—	(25,989)	—	(25,989)	—
Other	534	(1,891)	(989)	(965)	(901)
Total other expense	(5,095)	(33,285)	(5,293)	(46,701)	(10,084)

Income (loss) from continuing operations before income taxes	$(18,351)	$(126,286)	$(30,076)	$(72,667)	$661,879

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